PUBLIC HEALTH SERVICE

                       PATENT LICENSE AGREEMENT--EXCLUSIVE

                                   COVER PAGE

For PHS internal use only:

Patent License Number:         L-223-95

   Serial Numbers of Licensed Patents:  (1) U.S.  Patent No.  5,366,977,  issued
                                        November    22,   1994   (U.S.    Patent
                                        Application Serial No. 07/952,965, filed
                                        September 29, 1992),  entitled  "Methods
                                        of  Treating   Cystic   Fibrosis   Using
                                        8-Cyclopentyl-1,  3-Dipropylxanthine  or
                                        Xanthine Amino  Congeners;" and (2) U.S.
                                        Patent     Application     Serial    No.
                                        08/343,714,  filed  November  22,  1994,
                                        entitled   "A  Method   of   Identifying
                                        CFTR-Binding    Compounds   Useful   for
                                        Activating   Chloride   Conductance   in
                                        Animal Cells"

   Licensee: SciClone Pharmaceuticals, Inc.
             901 Mariner's Island Boulevard
             San Mateo, California  94404

   CRADA Number (if applicable):   Not Applicable.

   Additional Remarks:  (1) For U.S. Patent No. 5,366,977,  entitled "Methods of
                        Treating          Cystic          Fibrosis         Using
                        8-Cyclopentyl-1,3-Dipropylxanthine or Xanthine Amino Congeners": exclusively for the treatment of cystic fibrosis and (2) For U.S. Patent Application Serial No. 08/343,714, filed November 22, 1994, entitled "A Method of Identifying CFTR-Binding Compounds Useful for Activating Chloride Conductance in Animal Cells": (i) exclusively for the treatment and diagnosis of cystic fibrosis in humans; (ii) exclusively for the class of compounds claimed for therapeutic and diagnostic uses for human diseases other than cystic fibrosis conditionally for a period of [REDACTED]*; and (iii) nonexclusively for methods for identifying CFTR-binding compounds.

         This Patent License Agreement, hereinafter referred to as the "Agreement," consists of this Cover Page, an attached Agreement, a Signature Page, Appendix A (List of Patent(s) or Patent Application(s)), Appendix B
(Fields of Use and Territory), Appendix C (Royalties), Appendix D (Modifications), Appendix E (Benchmarks), and Appendix F (Commercial Development
Plan). The Parties to this Agreement are:


*CONFIDENTIAL  TREATMENT  REQUESTED.  OMITTED PORTION FILED  SEPARATELY WITH THE
 COMMISSION.

         1) The National Institutes of Health ("NIH"), the Centers for Disease Control and Prevention ("CDC"), or the Food and Drug Administration ("FDA"), hereinafter singly or collectively referred to as "PHS," agencies of the United States Public Health Service within the Department of Health and Human Services ("DHHS"); and

         2) The person, corporation, or institution identified above and/or on the Signature Page, having offices at the address indicated on the Signature Page, hereinafter referred to as "Licensee."

                     PHS PATENT LICENSE AGREEMENT--EXCLUSIVE

     PHS and Licensee agree as follows:

     1.   BACKGROUND

          1.01 In the course of conducting biomedical and behavioral research, PHS investigators made inventions that may have commercial applicability.

          1.02 By assignment of rights from PHS employees and other inventors, DHHS, on behalf of the United States Government, owns intellectual property rights claimed in any United States and foreign patent applications or patents corresponding to the assigned inventions. DHHS also owns any tangible embodiments of these inventions actually reduced to practice by PHS.

          1.03 The Assistant Secretary for Health of DHHS has delegated to PHS the authority to enter into this Agreement for the licensing of rights to these inventions under 35 U.S.C. ss.ss.200-212, the Federal Technology Transfer Act of 1986, 15 U.S.C. ss.3710a, and/or the regulations governing the licensing of Government-owned inventions, 37 CFR Part 404.

          1.04 PHS desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

          1.05 Licensee desires to acquire commercialization rights to certain of these inventions in order to develop processes, methods, or marketable products for public use and benefit.

     2.   DEFINITIONS

          2.01 "Benchmarks" mean the performance milestones that are set forth in Appendix E, as may be amended from time to time by mutual written consent.

          2.02 "Commercial Development Plan" means the written commercialization plan attached as Appendix F, as may be amended from time to time by mutual written consent.

          2.03 "First Commercial Sale" means the initial transfer by or on behalf of Licensee or its sublicensees of Licensed Products or the initial practice of a Licensed Process by or on behalf of Licensee or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales, provided, however, First Commercial Sale shall not include transfers at or below cost by or on behalf of Licensee, its Affiliates, or its Sublicensees of Licensed Products or the practice of Licensed Processes in connection with compassionate use, emergency use, treatment Investigational New Drug Applications (IND's), or the like authorized by the U.S. Food and Drug Administration ("FDA") or corresponding foreign agencies.

          2.04 "Government" means the Government of the United States of America.

          2.05 "Licensed Fields of Use" means the fields of use identified in Appendix B.

          2.06  "Licensed Patent Rights" shall mean:

                a) U.S., Patent Cooperation Treaty (PCT), and foreign patent applications and patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, reregistrations, and extensions of all such patents;

                b) to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: i) continuations-in-part of a) above; ii) all divisions and continuations of these continuations-in-part; iii) all patents issuing from such continuations-in-part, divisions, and continuations; and iv) any reissues, reexaminations, reregistrations, and extensions of all such patents;

                c) to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a): above all counterpart foreign applications and patents to a) and b) above, including those listed in Appendix A.

                Licensed Patent Rights shall not include b) or c) above to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in a) above.

          2.07 "Licensed Process(es)" means processes which, in the course of being practiced would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

          2.08 "Licensed Product(s)" means tangible materials which, in the course of manufacture, use, or sale would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

          2.09 "Licensed Territory" means the geographical area identified in Appendix B.

          2.10 "Net Sales" means [REDACTED]* for sales of Licensed Products or practice of Licensed Processes by or on behalf of Licensee or its sublicensees, and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less [REDACTED]*.

          2.11 "Practical Application" means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

*CONFIDENTIAL  TREATMENT  REQUESTED.  OMITTED PORTION FILED  SEPARATELY WITH THE
 COMMISSION.

          2.12 "Research License" means a nontransferable, nonexclusive license to make and to use the Licensed Products or Licensed Processes as defined by the Licensed Patent Rights solely for purposes of research and not for purposes of commercial manufacture or distribution or in lieu of purchase.

          2.13 "Affiliate" means any corporation or other business entity controlling, controlled by, or under common control with Licensee. For this purpose, "control" means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the income of such corporation or other business.

          2.14 "Combined Product" means a product that contains a Licensed Product along with at least one other active component or active ingredient not covered by the Licensed Patent Rights.

          2.15 "Class of Compounds" means the class of compounds and compositions claimed in U.S. Patent Application Serial No. 08/343,714, filed November 22, 1994, listed in Appendix A, and any continuations, divisions, continuations-in-part, and counterparts of this application as provided for in Paragraph 2.06.

          2.16 "Effective Date" means the date on when the last party to sign has executed this Agreement.

     3.   GRANT OF RIGHTS

          3.01 PHS hereby grants to Licensee and its Affiliate(s) and Licensee and its Affiliate(s) accepts, subject to the terms and conditions of this Agreement, an exclusive license as set forth in Appendix B:

               for the therapeutic treatment of cystic fibrosis in humans as claimed in U.S. Patent 5,366,977;

               for the therapeutic and diagnostic applications for cystic fibrosis in humans for the Class of Compounds claimed in U.S. Patent Application Serial No. 08/343,714; and

               conditionally for [REDACTED]* from the Effective Date, for the Class of Compounds as claimed in U.S. Patent Application Serial No. 08/343,714 for therapeutic and diagnostic uses for human diseases other than cystic fibrosis under the Licensed Patent Rights in the Licensed Territory to make and have made, to use and have used, to sell and have sold, to offer for sale and import into the United States any Licensed Products in the Licensed Fields of Use and to practice and have practiced any Licensed Processes in the Licensed Fields of Use. Licensee shall notify PHS in writing of any Affiliate included under this paragraph 3.01.

          3.02 This Agreement confers no license or rights by implication, estoppel, or otherwise to either party under any patent applications or patents of PHS or of Licensee other

*CONFIDENTIAL  TREATMENT  REQUESTED.  OMITTED PORTION FILED  SEPARATELY WITH THE
 COMMISSION.

than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

          3.03 PHS hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, a nonexclusive license as set forth in Appendix B for methods for identifying CFTR-binding compounds under U.S. Patent Application Serial No. 08/343,714 under the Licensed Patent Rights in the Licensed Territory to use in Licensee's internal research program.

          3.04 PHS grants Licensee the benefit of any patent term extensions and reregistrations applicable to the Licensed Patent Rights and any Orphan Drug Act registrations applicable to Licensed Products and Licensed Processes and comparable extensions and registrations in foreign countries within the Licensed Territory. PHS agrees to submit applications to appropriate governmental agencies at the request and expense of Licensee or to otherwise cooperate, at Licensee's expense, in connection with applying for and obtaining such extensions and registrations.

          3.05 To the extent permitted by law, governmental regulation, and PHS policy, for purposes only of seeking regulatory approval to commercialize Licensed Products and Licensed Processes, PHS agrees to make its preclinical and clinical data, if any, relating to Licensed Products and Licensed Processes available nonexclusively to Licensee.

          3.06 This Agreement provides no rights to PHS to utilize rights to Licensee's solely owned intellectual property, know-how, data, or regulatory submissions or to disseminate such information to third parties, except with Licensee's consent or as otherwise required by law.

     4.   SUBLICENSING

          4.01 Upon written approval by PHS, which approval will not be unreasonably withheld, Licensee may enter into sublicensing agreements under the Licensed Patent Rights as set forth in Appendix B for the exclusive fields of use:

               for the therapeutic treatment of cystic fibrosis in humans as claimed in U.S. Patent 5,366,977;

               for the therapeutic and diagnostic applications for cystic fibrosis in humans for the Class of Compounds claimed in U.S. Patent Application Serial No. 08/343,714; and

               conditionally for [REDACTED]* from the Effective Date, for the Class of Compounds as claimed in U.S. Patent Application Serial No. 08/343,714 for therapeutic and diagnostic uses for human diseases other than cystic fibrosis.

          4.02 Licensee agrees that any sublicenses granted by it shall provide that the obligations to PHS of Paragraphs 5.01-5.04, 8.01, 10.01, 10.02, 12.05 and 13.07-13.09 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. Licensee further agrees to attach copies of these Paragraphs to all sublicense agreements.

*CONFIDENTIAL  TREATMENT  REQUESTED.  OMITTED PORTION FILED  SEPARATELY WITH THE
 COMMISSION.

          4.03 Any sublicenses granted by Licensee shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicensees and PHS, at the option of the sublicensee, upon termination of this Agreement under Article 13. Such conversion is subject to PHS approval, which approval will not unreasonably be withheld, and contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement. Any sublicense granted by Licensee shall further provide for the termination of the sublicense or the conversion to a license directly between such sublicensees and PHS, at the option of the sublicensee, if PHS rescinds a Licensed Field of Use to Licensee and said Licensed Field of Use was granted by the Licensee in said sublicense. Such conversion is subject to PHS approval, which approval will not unreasonably be withheld, and contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

          4.04 Licensee agrees to forward to PHS a copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of such agreement. To the extent permitted by law, PHS agrees to maintain each such sublicense agreement in confidence.

          4.05 Licensee has no right to grant sublicenses to the nonexclusive fields of use set forth in Appendix B, except as otherwise agreed to by PHS.

     5.   STATUTORY AND PHS REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

          5.01 PHS reserves on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of all inventions licensed under the Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory. Prior to the First Commercial Sale, Licensee agrees to reasonably consider requests by PHS to provide PHS reasonable quantities of Licensed Products or materials made through the Licensed Processes solely for PHS research use.

          5.02 Licensee agrees that products used or sold in the United States embodying Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

          5.03 Licensee acknowledges that PHS may enter into future Cooperative Research and Development Agreements (CRADAs) under the Federal Technology
Transfer Act of 1986 that relate to the subject matter of this Agreement. Licensee agrees not to unreasonably deny requests for a Research License from such future collaborators with PHS when acquiring such rights is necessary in order to make a CRADA project feasible. Licensee may request an opportunity to join as a party to the proposed CRADA.

          5.04 In addition to the reserved license of Paragraph 5.01 above, PHS reserves the right to grant such nonexclusive Research Licenses directly or to require Licensee to grant nonexclusive Research Licenses on reasonable terms. The purpose of this Research License is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the Licensed Patent Rights, however, PHS shall consult with Licensee before granting to commercial entities a Research License or providing to them research samples of the materials, provided, however, that PHS will not provide materials obtained from Licensee under Paragraph 5.01 to third parties, except with Licensee's consent.

     6.   ROYALTIES AND REIMBURSEMENT

          6.01 Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty as set forth in Appendix C.

          6.02 Licensee agrees to pay to PHS a nonrefundable minimum annual royalty as set forth in Appendix C. The minimum annual royalty is due and payable on January 1 of each calendar year and may be credited against any earned royalties due for sales made in that year. However, the first minimum annual royalty shall be due and payable on June 30, 1997 covering the period from January 1, 1997 to December 31, 1997.

          6.03 Licensee agrees to pay PHS earned royalties as set forth in Appendix C.

          6.04 Licensee agrees to pay PHS benchmark royalties as set forth in Appendix C.

          6.05 Licensee agrees to pay PHS sublicensing royalties as set forth in Appendix C.

          6.06 A claim of a patent or patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing the minimum annual royalty and earned royalty payments in any given country in the Licensed Territory on the earliest of the dates that a) the claim has been abandoned but not continued, b) the patent expires or irrevocably lapses, or c) the claim has been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

          6.07 No multiple royalties shall be payable because any Licensed Products or Licensed Processes are covered by more than one of the Licensed Patent Rights.

          6.08 On sales of Licensed Products by Licensee to sublicensees or affiliated parties or on sales made in other than an arm's-length transaction, the value of the Net Sales attributed under this Article 6 to such a transaction shall be that which would have been received in an arm's-length transaction, based on sales of like quantity and quality products to similar entities on or about the time of such transaction. Notwithstanding the foregoing, sales between and among Licensee and its Sublicensees and/or Affiliates which are intended for resale shall not be included in Net Sales. In such cases, royalties shall be calculated on the basis of Net Sales of Licensed Product(s) by any such Sublicensee or Affiliate to a non-Affiliate as provided in Section 6.03 hereof.

          6.09 With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed

Patent Rights incurred by PHS prior to the effective date of this Agreement, Licensee shall pay to PHS, as an additional royalty, within sixty (60) days of PHS's submission of a statement and request for payment to Licensee, an amount equivalent to such patent expenses previously incurred by PHS.

          6.10 With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights incurred by PHS on or after the effective date of this Agreement, PHS, at its sole option, may require Licensee:

               (a) to pay PHS on an annual basis, within sixty (60) days of PHS's submission of a statement and request for payment, a royalty amount equivalent to all such patent expenses incurred during the previous calendar year(s); or

               (b) to pay such expenses directly to the law firm employed by PHS to handle such functions within thirty (30) days of Licensee's receipt of such law firm's submission of a statement and request for payment. However, in such event, PHS and not Licensee shall be the client of such law firm.

               Under exceptional circumstances, Licensee may be given the right to assume responsibility for the preparation, filing, prosecution, or maintenance of any patent application or patent included with the Licensed Patent Rights. In that event, Licensee shall directly pay the attorneys or agents engaged to prepare, file, prosecute or maintain such patent applications or patents and shall provide to PHS copies of each invoice associated with such services as well as documentation that such invoices have been paid. Any patent costs incurred after the Effective Date of this Agreement will be shared on a pro rata basis by all licensees to the Licensed Patent Rights at the time when said costs are incurred.

          6.11 Licensee may elect to surrender its rights in any country of the Licensed Territory under any Licensed Patent Rights upon sixty (60) days written notice to PHS and owe no payment obligation under Article 6.10 for patent-related expenses incurred in that country after the effective date of such written notice.

          6.12 If the Licensee, its Sublicensee, or Affiliate(s) sells a Combined Product, the Net Sales price for purposes of earned royalty determination under this Article 6 shall be calculated by multiplying the market price of the Combined Product by the fraction of a/(a+b), where a is the total market price of the Licensed Product if sold separately and b is the total market price of any other product or component in the Combined Product if sold separately. If the Licensed Product or any other component or product in the Combined Product are not sold separately, the Net Sales price upon which a royalty is paid shall be: (a) the market price at which the Licensed Product reasonably could be sold as a separate item, which may be used as a in the above fraction in this paragraph to calculate earned royalty if the Licensed Product is the only component of the Combined Product not sold as a separate item; or
(b) Net Sales price of the Combined Product multiplied by a factor of I/x where x is the number of active components or ingredients contained in the Combined Product up to a maximum of x = 3.

     7.   PATENT FILING, PROSECUTION, AND MAINTENANCE

          7.01 Except as otherwise provided in this Article 7, PHS agrees to take responsibility for, but to consult with, the Licensee in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall furnish copies of all patent-related documents to Licensee or PHS shall instruct its patent representative to provide said copies directly to Licensee. At Licensee's request and expense, PHS shall cooperate with Licensee in preparing, filing, prosecuting, and maintaining such patent applications and patents included in the Licensed Patent Rights as reasonably requested by Licensee from time to time. Notwithstanding the foregoing, PHS will retain Principal Power of Attorney and primary control over the preparation, filing, prosecution, and maintenance of said patent applications and patents. PHS shall provide Licensee with reasonable opportunity to comment on any document PHS intends to file or causes to be filed with the relevant patent office.

          7.02 Upon PHS's written request, Licensee shall assume the responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall on an ongoing basis promptly furnish copies of all patent-related documents to PHS. In such event, Licensee shall, subject to the prior approval of PHS, select registered patent attorneys or patent agents to provide such services on behalf of Licensee and PHS. PHS shall provide appropriate powers of attorney and other documents necessary to undertake such actions to the patent attorneys or patent agents providing such services. Licensee and its attorneys or agents shall consult with PHS in all aspects of the preparation, filing, prosecution and maintenance of patent applications and patents included within the Licensed Patent Rights and shall provide PHS sufficient opportunity to comment on any document that Licensee intends to file or to cause to be filed with the relevant intellectual property or patent office.

          7.03 At any time, PHS may provide Licensee with written notice that PHS wishes to assume control of the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights. If PHS elects to assume such responsibilities, Licensee agrees to cooperate fully with PHS, its attorneys and agents in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and to provide PHS with complete copies of any and all documents or other materials that PHS deems necessary to undertake such responsibilities. Licensee shall be responsible for all costs associated with transferring patent prosecution responsibilities to an attorney or agent of PHS's choice.

          7.04 Each party shall promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Licensed Patent Rights and permit each other to provide comments and suggestions with respect to the preparation, filing, and prosecution of Licensed Patent Rights, which comments and suggestions shall be considered by the other party.

     8.   RECORD KEEPING

          8.01 Licensee agrees to keep accurate and correct records of Licensed Products made, used, or sold and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due PHS. Such records shall be retained for at least five (5) years following a given reporting period. They shall be available during normal business hours for inspection at the expense of PHS by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and payments hereunder. The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve
(12) month period, then Licensee shall reimburse PHS for the cost of the inspection at the time Licensee pays the unreported royalties, including any late charges as required by Paragraph 9.08 of this Agreement. All payments required under this Paragraph shall be due within thirty (30) days of the date PHS provides Licensee notice of the payment due.

          8.02 Licensee agrees to conduct an independent audit of sales and royalties at least every two years if annual sales of the Licensed Product or Licensed Processes are equal to or greater than two (2) million dollars. The audit shall address, at a minimum, the amount of gross sales by or on behalf of Licensee during the audit period, the amount of funds owed to the Government under this Agreement, and whether the amount owed has been paid to the Government and is reflected in the records of the Licensee. A report by the auditor shall be submitted promptly to PHS on completion. Licensee shall pay for the entire cost of the audit.

     9.   REPORTS ON PROGRESS, BENCHMARKS, SALES, AND PAYMENTS

          9.01 Prior to Signing this Agreement, Licensee has provided to PHS the Commercial Development Plan at Appendix F, under which Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of Practical Application. This Commercial Development Plan is hereby incorporated by reference into this Agreement. Based on this plan, performance Benchmarks are determined as specified in Appendix E.

          9.02 Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Use within sixty (60) days after December 31 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing, marketing, and sales during the preceding calendar year, as well as plans for the present calendar year. PHS also encourages these reports to include information on any of Licensee's public service activities that relate to the Licensed Patent Rights. If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for such differences. To the extent such differences are not the result of Licensee's failure to perform in accordance with the requirements of Paragraph 10.01 hereunder, Licensee may request to amend the Commercial Development Plan accordingly, approval of which by PHS may not unreasonably be denied. The parties recognize and acknowledge that the Commercial Development Plan is an estimate of the time frames and steps necessary for development of the Licensed Product(s). As the profiles of the Licensed Product(s)and the Licensed Process(es) become more fully understood by the parties hereto, including without limitation, the emerging pharmacologic/toxicologic profile in human subjects and technical issues relating to the manufacture of Licensed Product(s), adjustments and modifications to the Commercial Development Plan may be necessary. In addition, preclinical and clinical work in addition to that noted in the Commercial Development Plan may be reasonable or necessary in order to satisfy the FDA or other regulatory requirements, requests, or concerns regarding the Licensed Product(s) or Licensed Process(es). In any such annual report, Licensee may propose amendments to the Commercial Development Plan, acceptance of which by PHS may not be denied unreasonably. Licensee agrees to provide any additional information reasonably required by PHS to evaluate Licensee's performance under this Agreement. Licensee may amend the Benchmarks at any time upon written consent by PHS. PHS shall not unreasonably withhold approval of any request of Licensee to extend the time periods of this schedule if such request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products to the point of practical application as defined in 37 CFR 404.3(d). Licensee shall amend the Commercial Development Plan and Benchmarks at the request of PHS to address any Licensed Fields of Use not specifically addressed in the plan originally submitted.

          9.03 Licensee shall report to PHS the date of the First Commercial Sale in each country in the Licensed Territory within thirty (30) days of such occurrence.

          9.04 Licensee shall submit to PHS within sixty (60) days after each calendar half-year ending June 30 and December 31 a royalty report setting forth for the preceding half-year period the amount of the Licensed Products sold or Licensed Processes practiced by or on behalf of Licensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due. With each such royalty report, Licensee shall submit payment of the earned royalties due. If no earned royalties are due to PHS for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of Licensee and shall include a detailed listing of all deductions made under Paragraph 2.10 to determine Net Sales made under Article 6 to determine royalties due.

          9.05 Licensee agrees to forward semi-annually to PHS a copy of such reports received by Licensee from its sublicensees during the preceding half-year period as shall be pertinent to a royalty accounting to PHS by Licensee for activities under the sublicense.

          9.06 Royalties due under Article 6 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due. All checks and bank drafts shall be drawn on United States banks and shall be payable, as appropriate, for FDA or NIH licenses to the National Institutes of Health, P.O. Box 360120, Pittsburgh, Pennsylvania
15251-6120 or for CDC licenses to the Centers for Disease Control and Prevention, CDC Financial Management Office, 255 East Paces Ferry Road, NE (MS-E12), Atlanta, Georgia 30305. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Licensee. The royalty report required by Paragraph 9.04 of this Agreement shall accompany each such payment and a copy of such report shall also be mailed to PHS at its address for notices indicated on the Signature Page of this Agreement.

          9.07 Licensee shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay any such tax and be responsible for all filings with appropriate agencies of foreign governments.

          9.08 Late charges will be assessed by PHS as additional royalties on any overdue payments at a rate of [REDACTED]* per month compounded monthly. The payment of such late charges shall not prevent PHS from exercising any other rights it may have as a consequence of the lateness of any payment.

          9.09 All plans and reports required by this Article 9 and marked "confidential" by Licensee shall, to the extent permitted by law, be treated by PHS as commercial and financial information obtained from a person and as privileged and confidential and any proposed disclosure of such records by the PHS under the Freedom of Information Act, 5 U.S.C. ss.552 shall be subject to the predisclosure notification requirements of 45 CFR ss.5.65(d).

          9.10 To the extent permitted by law, government regulation, and PHS policy, upon Licensee's request, PHS agrees to provide Licensee with reasonable documentation requested by Licensee in PHS's possession regarding Licensed Patent Rights in Licensed Fields of Use. To the extent permitted by law, government regulation, and PHS policy, PHS agrees to provide Licensee with copies of and full access to any Investigational New Drug Application ("IND") PHS files with the FDA for clinical studies utilizing Licensed Product(s) and Licensed Process(es) within the Licensee's Licensed Fields of Use as well as the fight to cross-reference any IND that PHS files with the FDA for Licensed Product(s) and Licensed Process(es) as appropriate. To the extent permitted by law, government regulation, and PHS policy, PHS agrees to provide Licensee with reasonable documentation, if any, requested by Licensee to allow Licensee such access or cross-filing as appropriate. If PHS reasonably incurs substantial expenses in producing such documents, Licensee agrees to reimburse such expenses.

          9.11 To the extent permitted by law, government regulation, and PHS policy, PHS agrees to provide Licensee with copies, if any, of relevant (1) Safety Reports for Serious and Unexpected Adverse Events (as defined in 21 CFR 312.32(a)) submitted by PHS to FDA in compliance with 21 CFR 312.32 for any IND that PHS files with respect to Licensed Product(s) and Licensed Process(es) (collectively referred to as "PHS Licensed Products IND"); and (2) PHS Licensed Product IND Annual Reports submitted by PHS to the FDA pursuant to 21 CFR 312.33.

          9.12 Upon request of PHS, Licensee agrees to provide the appropriate PHS clinical unit copies, if any, of: (1) Safety Reports for Serious and Unexpected Adverse Events (as defined in 21 CFR 312.32(a)) submitted by Licensee to FDA in compliance with 21 CFR 312.32 for any IND that Licensee files with respect Licensed Product(s) and Licensed Process(es) (collectively referred to as "Licensee Licensed Product IND"); and (2) Licensee Licensed Product IND Annual Reports submitted by Licensee to the FDA pursuant to 21 CFR 312.33.

    10.   PERFORMANCE

*CONFIDENTIAL  TREATMENT  REQUESTED.  OMITTED PORTION FILED  SEPARATELY WITH THE
 COMMISSION.

          10.01 Licensee shall use its reasonable best efforts to bring the Licensed Products and Licensed Processes to Practical Application. "Reasonable best efforts" for the purposes of this provision shall include adherence to the Commercial Development Plan at Appendix F and performance of the Benchmarks at Appendix E as may be amended from time to time by mutual written consent. The efforts of Sublicensees and Affiliates shall be considered the efforts of Licensee. To the extent that the Benchmarks or development obligations set forth in Appendix E differ from or conflict with those set forth in the Commercial Development Plan in Appendix F, Appendix E shall be considered to supersede Appendix F and the Plan to be so amended.

          10.02 Upon the First Commercial Sale, until the expiration of this Agreement, Licensee shall use its reasonable best efforts to make Licensed Products and Licensed Processes reasonably accessible to the United States public.

    11.   INFRINGEMENT AND PATENT ENFORCEMENT

          11.01 PHS and Licensee agree to notify each other promptly of each infringement or possible infringement of the Licensed Patent Rights, as well as any facts which may affect the validity, scope, or enforceability of the Licensed Patent Rights of which either Party becomes aware.

          11.02 Pursuant to this Agreement and the provisions of Chapter 29 of title 35, United States Code, Licensee may a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Licensed Patent Rights; b) in any such suit, enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for infringement of the Licensed Patent Rights provided, however, that PHS and appropriate Government authorities shall have the first right to take such actions. If Licensee desires to initiate a suit for patent infringement, Licensee shall notify PHS in writing. If PHS does not notify Licensee of its intent to pursue legal action within ninety (90) days, Licensee will be free to initiate suit. PHS shall have a continuing right to intervene in such suit. Licensee shall take no action to compel the Government either to initiate or to join in any such suit for patent infringement. Licensee may request the Government to initiate or join in any such suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any such suit, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of such motion or other action, including any and all costs incurred by the Government in opposing any such motion or other action. Upon Licensee's payment of all costs incurred by the Government as a result of Licensee's joinder motion or other action, these actions by Licensee will not be considered a default in the performance of any material obligation under this Agreement. In all cases, Licensee agrees to keep PHS reasonably apprised of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit. Should the Government be made a party to any such suit by motion or any other action of Licensee, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of such motion or other action.

          11.03 In the event that a declaratory judgment action alleging invalidity/or non-infringement of any of the Licensed Patent Rights shall be brought against Licensee or raised by way of counterclaim or affirmative defense in an infringement suit brought by Licensee under Paragraph 11.02, pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code or other statutes, Licensee may a) defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Licensed Patent Rights; b) in any such suit, ultimately to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for declaratory judgment involving the Licensed Patent Rights-provided, however, that PHS and appropriate Government authorities shall have the first right to take such actions and shall have a continuing right to intervene in such suit. If PHS does not notify Licensee of its intent to respond to the legal action within a reasonable time, Licensee will be free to do so. Licensee shall take no action to compel the Government either to initiate or to join in any such declaratory judgment action. Licensee may request the Government to initiate or to join any such suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any such suit by motion or any other action of Licensee, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of such motion or other action. Upon Licensee's payment of all costs incurred by the Government as a result of Licensee's joinder motion or other action, these actions by Licensee will not be considered a default in the performance of any material obligation under this Agreement. If Licensee elects not to defend against such declaratory judgment action, PHS, at its option, may do so at its own expense. In all cases, Licensee agrees to keep PHS reasonably apprised of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.

          11.04 In any action under Paragraphs 11.02 or 11.03, the expenses including costs, fees, attorney fees, and disbursements, shall be paid by Licensee. Up to [REDACTED]* of such expenses may be credited against the royalties payable to PHS under Paragraph 6.03 under the Licensed Patent Rights in the country in which such a suit is filed. In the event that [REDACTED]* of such expenses exceed the amount of royalties payable by Licensee in any calendar year, the expenses in excess may be carried over as a credit on the same basis into succeeding calendar years. A credit against litigation expenses, however, may not reduce the royalties due in any calendar year to less than the minimum annual royalty. Any recovery made by Licensee, through court judgment or settlement, first shall be applied to reimburse PHS for royalties withheld as a credit against litigation expenses and then to reimburse Licensee for its litigation expense. [REDACTED]*.

          11.05 PHS shall cooperate fully with Licensee in connection with any action under Paragraphs 11.02 or 11.03. PHS agrees promptly to provide access to all necessary documents and to render reasonable assistance in response to a request by Licensee.

    12.   NEGATION OF WARRANTIES AND INDEMNIFICATION

          12.01 PHS offers no warranties  other than those  specified in Article
1.

*CONFIDENTIAL  TREATMENT  REQUESTED.  OMITTED PORTION FILED  SEPARATELY WITH THE
 COMMISSION.

          12.02 PHS does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

          12.03   PHS   MAKES  NO   WARRANTIES,   EXPRESSED   OR   IMPLIED,   OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS.

          12.04 PHS does not represent that it will commence legal actions against third parties infringing the Licensed Patent Rights.

          12.05 Licensee shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants (the "Indemnified Parties") harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage (the "indemnified Losses") suffered by an Indemnified Party in connection with or arising out of
a) the use by or on behalf of Licensee, its Affiliates, its sublicensees, directors, employees, or third parties of any Licensed Patent Rights, or b) the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or materials by Licensee, or other products or processes developed in connection with or arising out of the Licensed Patent Rights. Licensee agrees to maintain a liability insurance program consistent with sound business practice. Notwithstanding any other provision to the contrary, Licensee shall have no obligation to indemnify and hold the Indemnified Parties harmless from Indemnified Losses in connection with or arising out of: a) the use by or on behalf of the indemnified Parties of any Licensed Product(s) or Licensed Process(es), or b) the design, manufacture, distribution or use of any Licensed Products or Licensed Processes by or on behalf of the Indemnified Parties.

    13.   TERM, TERMINATION, AND MODIFICATION OF RIGHTS

          13.01 This Agreement is effective when signed by all parties and shall extend on a country by country basis to the expiration of the last to expire of the Licensed Patent Rights in each respective country unless sooner terminated as provided in this Article 13.

          13.02 In the event that Licensee is in default in the performance of any material obligations under this Agreement, including but not limited to the obligations listed in Article 13.05, and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, PHS may terminate this Agreement by written notice.

          13.03 in the event that Licensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party's intention to file an involuntary petition in bankruptcy, Licensee shall immediately notify PHS in writing.

          13.04 Licensee shall have a unilateral right to terminate this Agreement and/or any licenses in any country by giving PHS sixty (60) days written notice to that effect.

          13.05 PHS shall specifically have the right to terminate or modify, at its option, this Agreement, if PHS determines that the Licensee acting on its own or through its agents: 1) is not executing the Commercial Development Plan submitted with its request for a license and the Licensee cannot otherwise demonstrate to PHS's reasonable satisfaction that the Licensee has taken, or can be expected to take within a reasonable time, effective steps to achieve Practical Application of the Licensed Products or Licensed Processes; 2) has not achieved the Benchmarks as may be modified under Paragraph 9.02; 3) has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by the license agreement; 4) has committed a material breach of a covenant or agreement contained in the license; 5) is not keeping Licensed Products or Licensed Processes reasonably available to the public after commercial use commences; 6) cannot reasonably satisfy unmet health and safety needs; or 7) cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.02 unless waived. In making this determination, PIE will take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by Licensee under Paragraph 9.02. Prior to invoking this right, PHS shall give written notice to Licensee providing Licensee specific notice of, and a ninety
(90) day opportunity to respond to, PHS's concerns as to the previous items 1) to 7). If Licensee fails to alleviate PHS's concerns as to the previous items 1) to 7) or fails to initiate corrective action to PHS's reasonable satisfaction, PIE may terminate this Agreement.

          13.06 When the public health and safety so require, and after written notice to Licensee providing Licensee a sixty (60) day opportunity to respond, PHS shall have the right to require Licensee to grant sublicenses to responsible applicants, on reasonable terms, in any Licensed Fields of Use under the Licensed Patent Rights, unless Licensee can reasonably demonstrate that the granting of the sublicense would not materially increase the availability to the public of the subject matter of the Licensed Patent Rights. PHS will not require the granting of a sublicense unless the responsible applicant has first negotiated in good faith with Licensee.

          13.07 PHS reserves the right according to 35 U.S.C. ss.209(f)(4) to terminate or modify this Agreement if it is determined that such action is necessary to meet requirements for public use specified by federal regulations issued after the date of the license and such requirements are not reasonably satisfied by Licensee.

          13.08 Within thirty (30) days of receipt of written notice of PHS' unilateral decision to modify or terminate this Agreement, Licensee may, consistent with the provisions of 37 CFR 404.11, appeal the decision by written submission to the designated PHS official. The decision of the designated PHS official shall be the final agency decision. Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

          13.09 Within ninety (90) days of termination of this Agreement under this Article 13 or expiration under Paragraph 3.02, a final report shall be submitted by Licensee. Any royalty payments, including those related to patent expense, due to PHS shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with PHS pursuant to Paragraph 4.03.

    14.   GENERAL PROVISIONS

          14.01 Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Licensee or the Government to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by either party or excuse a similar subsequent failure to perform any such term or condition by either party.

          14.02 This Agreement constitutes the entire agreement between the Parties relating to the subject matter of the Licensed Patent Rights, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

          14.03 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law such determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

          14.04 If either Party desires a modification to this Agreement, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by the signatories to this Agreement or their designees.

          14.05 The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

          14.06 All notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail, or by a recognized express/overnight delivery service provider, properly addressed to the other Party at the address designated on the following Signature Page, or to such other address as may be designated in writing by such other Party, and shall be effective as of the date of the postmark or verifiable dispatch of such notice.

          14.07 This Agreement shall not be assigned by Licensee except a) with the prior written consent of PHS, such consent not to be withheld unreasonably; or b) as part of a sale or transfer of substantially the entire business of Licensee relating to operations which concern this Agreement which assignment shall not require the prior consent of PHS. Licensee shall notify PHS within ten
(10) days of any assignment of this Agreement by Licensee.

          14.08 Licensee agrees in its use of any PHS-supplied materials to comply with all applicable statutes, regulations, and guidelines, including Public Health Service and National Institutes of Health regulations and guidelines. Licensee agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 CFR Part 50 and 45 CFR Part 46. Licensee agrees not to use the materials for research involving human subjects or clinical trials outside of the United
States without notifying PHS, in writing, of such research or trials and complying with the applicable regulations of the appropriate national control authorities. Written notification to PHS of research involving human subjects or clinical trials outside of the United States shall be given no later than sixty (60) days prior to commencement of such research or trials.

          14.09 Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant Agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency. PHS neither represents that a license is or is not required or that, if required, it shall be issued.

          14.10 Licensee agrees to mark the Licensed Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate "Patent Pending" status. All Licensed Products manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to preserve PHS patent rights in such countries, if any.

          14.11 By entering into this Agreement, PHS does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement. Licensee shall not state or imply that this Agreement is an endorsement by the Government, PHS, any other Government organizational unit, or any Government employee. Additionally, Licensee shall not use the names of NHI, CDC, PHS, or DHS or the Government or their employees in any advertising, promotional, or sales literature without the prior written consent of PHS, except that Licensee may publicly identify the existence of this Agreement and is not prohibited from using publicly available factual information regarding the Licensed Patent Rights, Licensed Products, and Licensed Processes specifically including, but not limited to, the names of the inventors as appears on the Licensed Patent Rights and their associated NIH institutes, without such consent.

          14.12 The Parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement, except for appeals of modifications or termination decisions provided for in Article 13. Licensee agrees first to appeal any such unsettled claims or controversies to the designated PHS official, or designee, whose decision shall be considered the final agency decision. Thereafter, Licensee may exercise any administrative or judicial remedies that may be available.

          14.13 Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 CFR Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

          14.14 Paragraphs 4.03, 8.01, 9.06-9.08, 12.01-12.05, 13.08, 13.09, and
14.12 of this Agreement shall survive termination of this Agreement.

          14.15 Upon termination or expiration of this Agreement by Licensee, Licensee and any Sublicensee or Affiliate shall be entitled to sell any Licensed Products manufactured prior to the date of such termination or expiration for up to an additional six (6) month period subject to the obligations of Article 6, 8, and 9.

          14.16 To the extent permitted by law, government regulation, and PHS policy, PHS agrees to maintain in confidence and not disclose any confidential information provided by Licensee to PHS under this Agreement or the terms and conditions of this Agreement. Licensee will mark such information as confidential.

                          SIGNATURES BEGIN ON NEXT PAGE

                     PHS PATENT LICENSE AGREEMENT--EXCLUSIVE

                                 SIGNATURE PAGE



For PHS:


/s/ BARBARA MCGAREY                                              4/19/96
- -----------------------------------------------                  ---------------
Barbara McGarey, J.D.                                              Date
Deputy Director, Office of Technology Transfer
National Institutes of Health


Mailing Address for Notices:

Office of Technology Transfer
National Institutes of Health
6011 Executive Boulevard, Suite 325
Rockville, Maryland  20852
Fax:  (301) 402-0220


For Licensee (Upon, information and belief, the undersigned expressly certifies or affirms that the contents of any statements of Licensee made or referred to in this document are truthful and accurate.):


by:


/s/ MARK A. CULHANE                                              4/9/96
- -----------------------------------------------                  ---------------
Signature of Authorized Official                                      Date

Mark A. Culhane
- -----------------------------------------------
Printed Name

Chief Financial Officer
- -----------------------------------------------                  ---------------
Title

Mailing Address for Notices:

SciClone Pharmaceuticals
901 Mariners Island Blvd.
San Mateo, CA  94404

                  APPENDIX A-Patent(s) or Patent Application(s)




Patent(s) or Patent Application(s):

For U.S. Patent No. 5,366,977, issued on November 22, 1994, entitled `Methods of Treating Cystic Fibrosis Using 8-Cyclopentyl-l,3-Dipropylxanthine or Xanthine Amino Congeners".

For U.S. Patent Application Serial No. 08/343,714, filed November 22, 1994, entitled "A Method of Identifying CFTR-Binding Compounds Useful for Activating Chloride Conductance in Animal Cells", including its PCT counterpart PCT International Application No. PCT/US95/14345.

                 APPENDIX B-Licensed Fields of Use and Territory




Licensed Fields of Use:



For U.S. Patent No. 5,366,977, exclusively for the treatment of cystic fibrosis in humans comprising the administration of 8-cyclopentyl-1, 3-clipropylxanthine or xanthine amino congeners.

For U.S. Patent Application Serial No. 08/343,714, exclusively for therapeutic and diagnostic uses for the Class of Compounds claimed for cystic fibrosis in humans.

For U.S. Patent Application Serial No. 08/343,714, exclusively for therapeutic and diagnostic uses for the Class of Compounds claimed for human diseases other than cystic fibrosis, conditionally for [REDACTED]* from the Effective Date, as set forth in Appendix E. Excluded fields include noncommercial internal research uses, such as screening, and research reagents.

For U.S. Patent Application Serial No. 08/343,714, nonexclusively for methods for identifying CFFR-binding compounds.

Licensed Territory:

For U.S. Patent No. 5,366,977, the United States of America and its territories, possessions, and commonwealths.

For U.S. Patent Application Serial No. 08/343,714, the United States of America and its territories, possessions, and commonwealths, and the examining authorities and countries identified in the filing papers of the corresponding Patent Cooperation Treaty International Application No. PCT/US95/14345 filed by PHS in November 1995, as well as any additional territories where patent protection is made available to PHS and sought by PHS for this application.




*CONFIDENTIAL  TREATMENT  REQUESTED.  OMITTED PORTION FILED  SEPARATELY WITH THE
 COMMISSION.

                              APPENDIX C-Royalties




Royalties:

Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty in the amount of [REDACTED]* according to the following payment schedule;

          A.   [REDACTED]* within [REDACTED]* from the Effective Date;

          B.   [REDACTED]* within [REDACTED]* from the Effective Date; and

          C.   [REDACTED]* within [REDACTED]* from the Effective Date.

Licensee agrees to pay to PHS a nonrefundable minimum annual royalty in the amount of [REDACTED]*.

The first minimum annual royalty shall be due and payable on [REDACTED]* for the [REDACTED]*. Subsequent minimal annual royalty payments shall be due and payable as set forth in Paragraph 6.02. Once a Licensed Product becomes commercially available, Licensee agrees to pay to PHS a nonrefundable minimum annual royalty in the amount of [REDACTED]*.

Licensee agrees to pay PHS earned royalties on Net sales as follows:

          A) [REDACTED]* of Net Sales by Licensee or an Affiliate on all Licensed Products manufactured and sold in the Licensed Territory; and

          B) Licensee shall be entitled to a [REDACTED]* credit against the earned royalty rate for each [REDACTED]* of royalty in excess of [REDACTED]* Licensee must pay to other unaffiliated licensors for the manufacture and sale of Licensed Products. Said reduction, however, shall not reduce the royalty rate for Licensed Products below [REDACTED]* the rate provided for under Paragraph A above.

          C) With respect to U.S. Patent No. 5,356,977, no royalty shall be due for products sold for use outside the United States, its territories, possessions, and commonwealths and not reintroduced into the United States, its territories, possessions, and commonwealths.

Licensee agrees to pay PHS Sublicensing Royalties as follows:

     Licensee agrees to pay PHS no royalty of any cash consideration received by Licensee from each sublicensee, including, without limitation, Licensee's sublicensee royalty revenue and consideration received in granting a sublicense, but excluding net proceeds of sublicensee equity purchases.

     With respect to U.S. Patent No. 5,355,977, no royalty shall be due for products sold for use outside the United States, its territories, possessions, and commonwealths and not reintroduced into the United States, its territories, possessions, and commonwealths.

Licensee agrees to pay PHS benchmark royalties:

*CONFIDENTIAL  TREATMENT  REQUESTED.  OMITTED PORTION FILED  SEPARATELY WITH THE
 COMMISSION.

     - [REDACTED]* within [REDACTED]* upon Licensee's submission to the U.S. Food and Drug Administration (FDA) of each New Drug Application (NDA) to the Licensed Products in the Licensed Fields of Use.

     - [REDACTED]* within [REDACTED]* after each FDA approval of each NDA submitted to the FDA for the Licensed Products in the Licensed Fields of Use.


*CONFIDENTIAL  TREATMENT  REQUESTED.  OMITTED PORTION FILED  SEPARATELY WITH THE
 COMMISSION.

                            APPENDIX D-Modifications




Modifications to the Articles and Paragraphs of this Agreement, as agreed to by PHS and Licensee, have been incorporated into the text of this Agreement.

                      APPENDIX E-Benchmarks and Performance




Licensee agrees to the following Benchmarks for its performance under this Agreement and, within [REDACTED]* of achieving a Benchmark, shall notify PHS that the Benchmark has been achieved.

For U.S.  Patent No.  5,366,977,  entitled  "Methods of Treating Cystic Fibrosis
Using    8-Cyclopentyl-1,3-Dipropylxanthine   or   Xanthine   Amino   Congeners'
exclusively for the treatment of cystic fibrosis:

     1.   Initiate   [REDACTED]*  for  [REDACTED]*  within  [REDACTED]*  of  the
          Effective Date.

     2.   Initiate   [REDACTED]*  for  [REDACTED]*  within  [REDACTED]*  of  the
          Effective Date.

     3.   Initiate   [REDACTED]*  for  [REDACTED]*  within  [REDACTED]*  of  the
          Effective Date.

     4.   [REDACTED]*  approved by the FDA within  [REDACTED]*  of the Effective
          Date.

For U.S. Patent Application Serial No. 08/343,714, filed November 22, 1994, entitled "A Method of Identifying CFTR-Binding Compounds Useful for Activating Chloride Conductance in Animal Cells" exclusively for the treatment and diagnosis of cystic fibrosis in humans:

     A [REDACTED]* for [REDACTED]* under this patent application [REDACTED]* (which may be amended by the mutual consent of PHS and Licensee), otherwise the [REDACTED]* under U.S. Patent Application Serial No. 08/343,714 is [REDACTED]*; and [REDACTED]* for a [REDACTED]* under this patent application [REDACTED]* (which may be amended by the mutual consent of PHS and Licensee), otherwise [REDACTED]* under U.S. Patent Application Serial No. 08/343,714 is [REDACTED]*.

For U.S. Patent Application Serial No. 08/343,714, filed November 22, 1994, entitled "A Method of Identifying CFTR-Binding Compounds Useful for Activating Chloride Conductance in Cells" exclusively for the Class of Compounds disclosed for therapeutic and diagnostic uses for human diseases other than cystic fibrosis conditionally for a period of [REDACTED]* from the Effective Date, subject to the benchmarks recited below:

     1. A [REDACTED]* must be submitted to PHS within [REDACTED]* from the Effective Date, PHS will notify Licensee in writing within [REDACTED]* of receipt as to whether the [REDACTED]* submitted is satisfactory. In the event that PHS does not notify Licensee within said [REDACTED]* period, Licensee's [REDACTED]* will be deemed satisfactory. If PHS determines this [REDACTED]* to be unsatisfactory, Licensee will be notified in writing of any deficiencies (hereinafter "first notice') and Licensee will have one continuous [REDACTED]* period from said first notice to remedy any deficiencies. This [REDACTED]* period is nonextendable.

     2. A [REDACTED]* which Licensee elects to pursue, which applications have not yet been addressed by then-current [REDACTED]*, must be received by PHS within [REDACTED]* from the Effective Date, subject to the provisions of paragraphs 4 and 5 below. PHS will notify Licensee in writing as to whether the [REDACTED]* submitted are acceptable satisfactory or unsatisfactory. If the [REDACTED]* submitted are

*CONFIDENTIAL  TREATMENT  REQUESTED.  OMITTED PORTION FILED  SEPARATELY WITH THE
 COMMISSION.

unsatisfactory, Licensee will have a [REDACTED]* period from the date of such notification to remedy any deficiencies. In the event that no agreement can be reached between PHS and Licensee within this [REDACTED]* period (or as otherwise agreed between PHS and Licensee), [REDACTED]*.

     3. Within [REDACTED]* of the Effective Date of this agreement, if PHS [REDACTED]*, and [REDACTED]* within [REDACTED]* of being notified of [REDACTED]*, Licensee agrees to negotiate in good faith with [REDACTED]*. In the event that no agreement can be reached between Licensee and [REDACTED]* within this [REDACTED]* period (or as otherwise agreed between PHS and Licensee), [REDACTED]*.

     4. Within [REDACTED]* of the Effective Date of this agreement, if PHS [REDACTED]*, PHS may notify Licensee in writing of its belief, documenting the scientific basis for its belief and that [REDACTED]*. If Licensee [REDACTED]* within [REDACTED]* of PHS's notice in a manner acceptable to PHS to [REDACTED]*.

For U.S. Patent Application Serial No. 08/343,714, filed November 22, 1994, entitled "A Method of Identifying CFTR-Binding Compounds Useful for Activating Chloride Conductance in Cells", under the nonexclusive terms of this agreement for U.S. Patent Application Serial No. 08/343,714, Licensee will screen [REDACTED]*, as agreed to by PHS and Licensee, per [REDACTED]*.


*CONFIDENTIAL  TREATMENT  REQUESTED.  OMITTED PORTION FILED  SEPARATELY WITH THE
 COMMISSION.